EX-28.d.2.h.i

AMENDMENT TO SUBADVISORY AGREEMENT

THIS AMENDMENT dated as of September 9,   2013 to the Subadvisory Agreement (the “Original Agreement”) dated May 4, 2009 among NATIONWIDE VARIABLE INSURANCE TRUST (the “Trust”), a Delaware statutory trust, NATIONWIDE FUND ADVISORS (the “Adviser”), a Delaware business trust registered under the Investment Advisers Act of 1940, as amended, and NEUBERGER BERMAN FIXED INCOME LLC, a Delaware limited liability company (the “Subadviser”). All capitalized terms used but not defined herein shall have the meanings set forth in the Original Agreement.

WHEREAS, pursuant to the terms of the Original Agreement, the Subadviser has been treating the portion of the account of the NVIT Core Plus Bond Fund (the “Fund”) that the Subadviser advises (“Account”) as an “exempt account” under Regulation 4.7(c) of the Commodity Futures Trading Commission (“CFTC”) under the Commodity Exchange Act, as amended (the “CEA”);

WHEREAS, the Subadviser would like to rely upon the exemption in CFTC Regulation 4.14(a)(8) with respect to its commodity interest trading advice to the Fund, which relieves the Subadviser from various disclosure, reporting and record-keeping requirements (although the Subadviser will remain subject to general antifraud and anti-manipulation provisions of the CEA, and the CFTC’s various antifraud and anti-manipulation rules);

WHEREAS, due to the fact that providing commodity interest trading advice pursuant to CFTC Regulation 4.14(a)(8) involves acting in an unregistered capacity, the Subadviser hereby provides the Adviser and the Trust with the opportunity to terminate the Original Agreement as required by CFTC Regulation 4.14(c)(2);

WHEREAS, the Adviser and the Trust shall each be deemed to have waived this special right to terminate the Original Agreement solely for purposes of CFTC Regulation 4.14(c)(2) (while preserving all other termination rights under the Original Agreement) and shall be deemed to consent to the Subadviser’s reliance upon CFTC Regulation 4.14(a)(8)  upon execution of this Amendment; and

WHEREAS, the parties hereto wish to amend certain provisions of the Original Agreement accordingly.

NOW, THEREFORE, the parties hereto agree as follows:

1.           Section 25 is hereby amended and restated to read as follows:

“25.           Futures and Commodities

(a)           The Adviser hereby certifies that the Fund is an “eligible contract participant” within the meaning of Section 1a(18) of the Commodity Exchange Act (“CEA”).

(b)           The Trust hereby represents, warrants and covenants that (i) the Trust is an investment company registered as such under the 1940 Act that is currently excluded from the definition of commodity pool operator pursuant to Commodity Futures Trading Commission (“CFTC”) Regulation 4.5 with respect to the Fund, (ii) the Trust, with respect to the Fund, has filed the notice required by CFTC Regulation 4.5(c), (iii) the Trust, with respect to the Fund, shall re-file such notice annually, to the extent required, and (iv) the Fund otherwise is operated in compliance with CFTC Regulation 4.5(c).  Pursuant to guidance from the staff of the CFTC and the National Futures Association, the Trust may, however, permit the Adviser to claim exclusion from the definition of commodity pool operator with respect to the Fund, whereby the Trust would withdraw its notice under Regulation 4.5.

(c)           The Adviser represents, warrants and covenants that (i) the Adviser is currently exempt from registration as a commodity trading advisor under CFTC Regulation 4.14(a)(8), (ii) the Adviser has filed the notice required by CFTC Regulation 4.14(a)(8), and (iii) the Adviser shall refile such notice annually, to the extent required.  As noted in Section 25(b), the Adviser may, however, file the notice required by CFTC Regulation 4.5(c) on behalf of the Trust and with respect to the Fund whereby the Adviser will claim exclusion from the definition of commodity pool operator with respect to the Fund in place of the Trust.  To the extent Adviser claims such exclusion on behalf of the Trust with respect to the Fund, the Adviser shall be deemed to represent, warrant and covenant that:  (i) the Adviser shall re-file such notice annually, as required; and (ii) the Fund shall otherwise be operated in compliance with CFTC Regulation 4.5(c).

(d)           Although Subadviser is registered as a commodity trading advisor under the CEA, the Subadviser intends to rely upon the exemption in CFTC Regulation 4.14(a)(8) with respect to its commodity interest trading advice to the Funds.

(e)           Sub-Adviser shall provide reasonable cooperation to the Adviser and Adviser shall provide reasonable cooperation to the Sub-Adviser in fulfilling, or causing to be fulfilled, any disclosure or reporting requirements applicable to such party with respect to the Fund under the CEA and/or then-current CFTC regulations.

2.           Sections 6(b) and 7(b) of the Original Agreement are hereby deleted.

3.           Other than as provided herein, the Original Agreement shall remain in full force and effect.

4.           This Amendment may be executed by each of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page hereof by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

(signature page follows)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day first above written.

NATIONWIDE VARIABLE INSURANCE TRUST

By:	/s/Michael S. Spangler

Name: Michael S. Spangler

Title President

NATIONWIDE FUND ADVISORS

By:	/s/Michael S. Spangler

Name: Michael S. Spangler

Title President

NEUBERGER BERMAN FIXED INCOME LLC

By:	/s/Andrew A. Johnson

Name: Andrew A. Johnson

Title: Managing Director